INSIDER TRADING POLICY

Anyone who has knowledge of material nonpublic information may be considered an “Insider” for purposes of the federal securities laws prohibiting insider trading. It is a violation of the federal securities laws for any Insiders to either trade in securities of the company while aware of “material nonpublic information” concerning the company, or communicate, “tip” or disclose material nonpublic information to outsiders so that they may trade in securities of the company based on that information.

This Insider Trading Policy (the “Policy”) of Scientific Energy, INC. (the “Company”) sets forth the Company’s policies for trading in the Company’s securities, in order to comply with federal and state securities laws, and to take a more proactive role in the prevention of insider trading violations by its officers, directors, employees, and other related individuals.

This Policy also assists directors, officers and other employees in complying with the federal securities laws. Federal and state securities laws prohibit the purchase or sale of a company’s stock by persons who are aware of material non-public information about that company. Violations of these laws are met with severe penalties and legal consequences.

PART ONE. OVERVIEW

1.Who Shall Comply?

This Insider Trading Policy applies to all of our employees, executive officers and members of our Board of Directors, including anyone employed by or acting as a director of any of the Company’s subsidiaries (the “Insiders”)

This Insider Trading Policy also apply to the following persons: (the “Affiliated Persons”)

•your “Family Members”, including (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute.

•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

2.What is Prohibited?

It is generally illegal for any Insiders to trade in the securities of the Company, whether for his own account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for any Insiders to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly and collectively referred to as “insider trading.”

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;

•giving trading advice of any kind about the Company; and

•disclosing the material, nonpublic information about the Company, whether positive or negative, to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (or “tipping”); and

•insider trading and tipping activities in relation to other companies, including the Company’s customers, suppliers, partners and other enterprises with which the Company are working with.

These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information, even after termination of your employment, until all material non-public information become public or ceases to be material.

3.Definition of Material Non-public Information

This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.”

“Material” Information

Information about the Company is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, if the information is likely to have a significant effect on the market price of the security, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. As a result, the materiality of information depends upon the circumstances. Both positive and negative information may be material. The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses, or other earnings guidance;

•projections of future non-financial key business metrics;

•earnings or revenue that is inconsistent with the consensus expectations of the investment community;

•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

•changes in management or the Board of Directors;

•actual or threatened litigation or governmental investigations or major developments in such matters;

•developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

•changes in dividend policy, declarations of share splits, or public or private sales of additional securities;

•significant borrowing or financing developments, including pending public sales or offering of debt or equity securities;

•cybersecurity or data security incidents;

•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

•bankruptcies or receiverships.

“Nonpublic” Information

Any material information is considered “nonpublic” if it is not generally known or available to the public. To be considered "public", information must be disseminated in a way that effectively reaches the general investor audience, allowing sufficient time for investors to absorb, understand and react to the information.

4.Consequences of Violation

The consequences of an insider trading violation can be severe. Violation of this Policy by any officer or employee of the Company may result in disciplinary action by the Company up to and including immediate termination for cause. Moreover, the federal securities laws also impose potential liability:

Trading and TippingPersons (or their tippees) who trade on material nonpublic information are subject to the following penalties:

•a civil penalty of up to three times the profit gained or loss avoided;

•a criminal fine of up to $5,000,000 (no matter how small the profit); and

•a jail term of up to 20 years.

A person who tips information to a tippee is subject to the same penalties as the tippee.

Controlling PersonsThe Company and its supervisory personnel, if they fail to take appropriate steps to prevent prohibited insider trading, are subject to the following penalties:

•a civil penalty of up to $1,000,000 or three times the profit gained or loss avoided as a result of the Company insider’s violation; and

•a criminal fine of up to $25,000,000.

PART TWO. TRADING PROCEDURES

1.Special Trading Restrictions Applicable to Insiders

In addition to needing to comply with the restrictions on trading in our securities set forth above, the Insiders are subject to the following special trading restrictions:

a.Special Closed Trading Periods

The Chief Executive Officer of the Company may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Chief Executive Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

b.Prohibited Transactions

•No Short Sales. You may not at any time sell any securities of the Company that are not owned by you at the time of the sale.

•No Purchases or Sales of Derivative Securities or Hedging Transactions. You may not buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities.

•No Company Securities Subject to Margin Calls. You may not use the Company’s securities as collateral in a margin account.

•No Pledges. You may not pledge Company securities as collateral for a loan, or modify an existing pledge.

c.Gifts

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the receiving party agrees not to sell the shares until such time as the Insider can sell.

2.Pre-Clearance Procedures

No Insider may trade in the Company’s securities, unless the trade has been approved by the Chief Executive Officer in accordance with the procedures described below. Gifts of Company securities are considered a trade in securities for purposes of this section. In reviewing trading requests, the Chief Executive Officer may consult with our other officers and/or outside legal counsel.

a.Procedures. No Insider may trade in our securities unless:

•The Insider has notified the Chief Executive Officer of the amount and nature of the proposed trades. To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, be received by the Chief Executive Officer at least two (2) business days before the intended trade date;

•The Insider has certified to the Chief Executive Officer in writing before the proposed trades that the Insider does not possess material nonpublic information concerning the Company;

•If the Insider is an executive officer or director, the Insider has informed the Chief Executive Officer whether, to the Insider’s best knowledge, (a) the Insider has engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), whether the transaction meets all of the applicable conditions of Rule 144; and

•The Chief Executive Officer has approved the trades and has certified their approval in writing or email.

The Chief Executive Officer does not assume responsibility for, and approval by the Chief Executive Officer does not protect the Insider from, the consequences of prohibited insider trading.

b.Additional Information

Insiders shall provide to the Chief Executive Officer any documentation the Chief Executive Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Chief Executive Officer to deny approval of the trade request.

c.Notification of Brokers of Insider Status

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and Chief Executive Officer on the day of a trade.

d.No Obligation to Approve Trades

The foregoing approval procedures do not in any way obligate the Chief Executive Officer to approve any trade. The Chief Executive Officer has sole discretion to reject any trading request.

From time to time, an event may occur that is material to the Company and is known by only by a limited number of directors and employees. The Chief Executive Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development – even if the Insider is not aware of that material nonpublic development. If any Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Chief Executive Officer may decide not to approve any transactions in the Company’s securities. The Chief Executive Officer will subsequently notify the Insider once the material nonpublic development is disclosed to the public or resolved. If an Insider requests preclearance of a trade during the pendency of such an event, the Chief Executive Officer may reject the trading request without disclosing the reason.

e.Completion of Trades

After receiving written clearance to engage in a trade signed by the Chief Executive Officer, an Insider must complete the proposed trade within three (3) business days or make a new trading request.

f.Post-Trade Reporting

The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Chief Executive Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the Insider’s broker provide) a trade order confirmation to the Chief Executive Officer if the Chief Executive Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

3.Exemptions

a.Pre-Approved Rule 10b5-1 Plan

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to make a trading request for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

b.Employee Benefit Plans

•Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in this section above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

•Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

•Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

4.Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Chief Executive Officer or his or her designee, and any such waiver shall be reported to the Company’s Board of Directors.

PART THREE. AMENDMENT

This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

PART FOUR. ACKNOWLEDGMENT

We will deliver a copy of this Insider Trading Policy to all current employees and directors and to future employees and directors at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The attached acknowledgment must be completed and submitted to the Company within ten days of receipt.

SCIENTIFIC ENERGY, INC.

ACKNOWLEDGMENT

I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED, HAVE READ, UNDERSTAND, AND SHALL COMPLY WITH THE SCIENTIFIC ENERGY, INC. INSIDER TRADING POLICY.

By:_____________________

Name:__________________

Date:__________________